EXHIBIT 99
A E R U S

         E L E C T R O L U X





May 16, 2002


Mr. Tim Moses
Bioshield Technologies, Inc.
4405 International Blvd.
Suite B109
Norcross, Georgia 30093

Re:      Proposed Strategic Business Relationship By and Between
         Bioshield Technologies, Inc. ("Bioshield") and Aerus LLC ("Aerus")

Dear Tim:

This letter ("Letter") follows your telephone conversation last week with Jeff Harvey with respect to a proposed arrangement between Aerus and Bioshield involving a possible merger or combination of our Companies. This approach could include a possible reverse acquisition of Aerus into Bioshield. We would seek up to $20 million in new funds as part of the recapitalization of the combined enterprise and the parties will mutually agree upon any appropriate contributions of new funds on an equity basis.

Aerus' next steps would be to conduct due diligence of Bioshield. Our investigations would initially be focused on review of patents, EPA registration and product efficiency studies and reports, and would continue with legal and accounting review as our discussions continue. The process would commence immediately and would be concluded within 120 days (the "Diligence Period"). During the Diligence Period, each party will work with the other exclusively, diligently and in good faith to explore and potentially ultimately consummate a business relationship of the nature contemplated herein.

Specifically, during the Diligence Period, neither party will commence negotiations, nor enter into agreements, regarding merger, consolidation or recapitalizations of their respective companies so long as the Diligence Period proceeds in the manner discussed in the previous paragraph.

BioShield may, however, engage in any form of debt and/or equity financing or licensing activities as are currently conducted or contemplated as part of its normal course of business.


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Except for the exclusive nature of the Diligence Period, nothing discussed or identified in this Letter shall be binding on either party unless and until final terms shall be set forth in a written agreement executed and delivered by both parties. This Letter and the contents hereof shall not be dependent upon or affected by the outcome, if any, of a proposed license arrangement contemplated by a separate letter.

If the foregoing reflects our agreement, please execute a copy of this letter in the space provided below.

We look forward to getting started with this opportunity.

Sincerely,




AERUS LLC



By: _______________________________
Name:
Title:



BIOSHIELD TECHNOLOGIES, INC.



By: _______________________________
Name:
Title: